EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

            AESP ANNOUNCES ONE-TIME CHARGE RELATING TO RUSSIAN CRISIS

                 ----------------------------------------------
              COMPANY REPORTS ACQUISITION OF UKRAINIAN DISTRIBUTOR

MIAMI, FL - OCTOBER 9, 1998 - ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC. (NASDAQ: AESP/AESPW) announced today that it intends to take a one-time charge approximating $1.7 million on an after-tax basis (approximately $.75 per share) for the third quarter of 1998 relating to the losses it expects to suffer as a result of the condition of its Russian distributor and the impact which such condition is expected to have on the Company's results of operations for the third quarter of 1998. The Company also announced that it has acquired its Ukrainian distributor.

Slav Stein, the Company's President, commented: "This one-time charge relating to our Russian activities reflects our belief that it is prudent to be conservative in times of fiscal crisis. Our Russian distributor, which accounted for approximately 15% of our revenue for both 1997 and for the six months ended June 30, 1998, has been severely impacted over the last few months by the current economic situation in Russia. The Russian economic crisis has made it very difficult for our distributor to continue to sell significant amounts of our products in Russia, and even if it were able to continue to sell our products at previous levels, the current state of the banking situation in Russia is making it impossible for our distributor to make payments to us for products previously ordered. As a result, we believe that it is prudent at this time to take a one-time charge relating to this situation, including a write-off of the amounts presently due to us from our Russian distributor. Of course, we intend to continue to work closely with our Russian distributor and if the Russian economy recovers, we hope to be in a position to recover some of this charge during future periods."

Mr. Stein continued: "We are also acting at this time to redirect some of our assets and activities formerly focused on our Russian distributor towards our other European operations, in an effort to make up for the revenues and gross profits which we will lose as a result of the problems being experienced by our Russian distributor. We are also continuing to pursue acquisitions of both U.S. and foreign companies whose business will add to both our product offerings and customer base. Finally, we are taking steps to trim our costs in order to minimize the impact of this situation. However, in the short term, our results of operations will be negatively impacted by this situation and, in that regard, we anticipate that we will report a loss for the third quarter of 1998, exclusive of this one-time charge."

The Company also reported that it has acquired its Ukrainian distributor for an amount equal to the receivables due to the Company from such distributor. Mr. Stein commented: "We are pleased to bring our Ukrainian distributor into our family. Ukraine, while a smaller market than Russia, has not experienced the substantial economic problems currently being experienced by Russia. While bringing our Ukrainian distributor into the Company will not add significant revenues to the Company, it will allow us to better control our activities in this growing market."



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Advanced Electronic Support Products, Inc. designs, manufactures, markets and distributes electronic connectivity and networking products to retail and OEM customers worldwide. The Company offers a broad range of products to its customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers and repeaters for different networking topologies.

SAFE HARBOR DISCLOSURE UNDER THE 1995 SECURITIES LITIGATION REFORM ACT. This press release contains forward looking statements which involve risk and uncertainties. The Company's actual results could differ materially from the results anticipated herein. For further information, please see the Company's Annual Report on Form 10-KSB for the 1997 fiscal year.

For further information, please contact:

Slav Stein, President
Roman Briskin, Executive Vice President
Randall Paulfus,Chief Financial Officer
Advanced Electronic Support Products, Inc.
(305) 944-7710

-or-

Malcolm McGuire
CCRI Corporation
(800) 828-0406